Short-Term Bond Fund of America, Inc.
333 South Hope Street
Los Angeles, California 90071

Telephone (213) 486-9200
Fax (213) 486-9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$18,878
Class B	$328
Class C	$748
Class F-1	$1,150
Class F-2	$2,235
Total	$23,339
Class 529-A	$724
Class 529-B	$26
Class 529-C	$96
Class 529-E	$34
Class 529-F-1	$82
Class R-1	$11
Class R-2	$60
Class R-3	$91
Class R-4	$52
Class R-5	$90
Class R-6	$49
Total	$1,315

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.0745
Class B	$0.0419
Class C	$0.0344
Class F-1	$0.0721
Class F-2	$0.0867
Class 529-A	$0.0733
Class 529-B	$0.0354
Class 529-C	$0.0306
Class 529-F-1	$0.0807
Class 529-E	$0.0557
Class R-1	$0.0338
Class R-2	$0.0323
Class R-3	$0.0531
Class R-4	$0.0700
Class R-5	$0.0851
Class R-6	$0.0467

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	271,317
Class B	7,626
Class C	22,496
Class F-1	16,456
Class F-2	26,761
Total	344,656
Class 529-A	12,286
Class 529-B	870
Class 529-C	4,009
Class 529-E	788
Class 529-F-1	1,297
Class R-1	384
Class R-2	2,241
Class R-3	2,111
Class R-4	893
Class R-5	1,039
Class R-6	1,069
Total	26,987

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$10.08
Class B	$10.08
Class C	$10.08
Class F-1	$10.08
Class F-2	$10.08
Class 529-A	$10.08
Class 529-B	$10.08
Class 529-C	$10.08
Class 529-E	$10.08
Class 529-F-1	$10.08
Class R-1	$10.08
Class R-2	$10.08
Class R-3	$10.08
Class R-4	$10.08
Class R-5	$10.08
Class R-6	$10.08